ASSUMPTION AGREEMENT
                              --------------------


         THIS ASSUMPTION AGREEMENT (the "Assumption Agreement") is executed as of this 31st day of December, 1996, by among Monterey Management, Inc., an Arizona corporation ("MMI"); Monterey Homes Corporation, an Arizona corporation ("MHC"); Monterey Management-Tucson, Inc., an Arizona corporation ("MMT"), Monterey Homes-Tucson Corporation, an Arizona corporation ("MHT" and, collectively with MMI, MHC, and MM-TI, the "Company"); and Norwest Bank, Minnesota, NA ("Warrant Agent"). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Warrant Agreement (the "Warrant Agreement"), dated as of October 17, 1994, by and among MMI, MHC and the Warrant Agent.

                              W I T N E S S E T H:

         WHEREAS, MMI has agreed to merge with and into MMT and MHC has agreed to merge with and into MHT (the "Monterey Mergers"), with MMT and MHT assuming the obligations of MMI and MHC under the Warrant Agreement; and

         WHEREAS, MMT and MHT have agreed, subsequent to the Monterey Mergers and subject to the execution and delivery of an Agreement and Plan of Reorganization (the "HPX Merger Agreement") with Homeplex Mortgage Investments Corporation, a Maryland corporation ("HPX") and satisfaction of the conditions thereto, to merge with and into HPX (the "HPX Merger"), with HPX assuming the obligations of MMT and MHT under the Warrant Agreement;

         WHEREAS, pursuant to the HPX Merger Agreement, on the effective date of the HPX Merger, the Warrants will be converted into warrants ("HPX Warrants") to purchase shares of HPX common stock, par value $.01 per share, in an amount and at an exercise price as set forth herein;

         WHEREAS, pursuant to Section 6.07 of the Warrant Agreement, the parties hereto desire to modify the Warrant Agreement to clarify certain ambiguous provisions.

         NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                A G R E E M E N T

         1. Assumption by MMT and MHT. As of the effective date of the Monterey Mergers, MMT and MHT hereby expressly assume all rights, responsibilities, obligations, and liabilities of MMI and MHC under the Warrant Agreement and represent and warrant that MMT and MHT will timely discharge the same.

         2. Effect of Monterey Mergers and Assumption by MMT and MHT. The parties hereto agree that the Monterey Mergers will not result in any change in the overall stock ownership or operations of the Company and are an "internal reorganization" as that term is used in Section 2.02 of the Warrant Agreement. Consequently, as a result of the Monterey Mergers: (i) the Warrants will not become exercisable or transferable; and (ii) no adjustment will be made with respect to the number of shares of stock or other securities covered by each Warrant, the number of Warrants outstanding, or the Purchase Price at which a Warrantholder may purchase shares of stock or other securities upon the exercise of the Warrants.

         3. Assumption by HPX. As of the Effective Date of the HPX Merger Agreement and upon the execution and delivery of the acceptance set forth as Supplement A hereto (the "HPX Assumption Date"), HPX hereby expressly assumes all rights, responsibilities, obligations, and liabilities of MMT and MHT under the Warrant Agreement and represents and warrants that it will timely discharge the same.

         4. Effect of Merger and Assumption by HPX. On the HPX Assumption Date, the Warrants will be converted into HPX Warrants to purchase shares of HPX Common Stock. The number of shares covered by the HPX Warrants and the Purchase Price of the HPX Common Stock issuable upon exercise of the HPX Warrants shall be determined as follows:

                  (a) Number of Shares. The number of shares of HPX Common Stock issuable upon exercise of each HPX Warrant shall be equal to the sum of: (i) the total number of Exchange Shares (as such term is defined in the Merger Agreement) issued in the HPX Merger (calculated in accordance with the terms of the HPX Merger Agreement) divided by 2,427,776 (the number of shares of Common Stock of the Company outstanding following the Monterey Mergers on a fully diluted basis) (the "Warrant Conversion Ratio"); and (ii) 131,840 (the Warrant holders' proportionate share of the 800,000 shares of Contingent Stock (as such term is defined in the Merger Agreement) to be issued by HPX in the HPX Merger) divided by 400,000 (the number of shares issuable upon the exercise of currently outstanding Warrants). The number of shares of HPX Common Stock issuable upon exercise of the HPX Warrants shall be subject to further adjustment pursuant to
Article 3 of the Warrant Agreement with respect to any events that may occur after the effective date of the HPX Merger.

                  (b) Purchase Price. The Purchase Price of each HPX Warrant will be determined by: (i) subtracting from the current Purchase Price of $6.25 an amount determined by dividing the Previously Taxed Earnings Distribution (as such term is defined in the HPX Merger Agreement) by 2,027,776 (the number of issued and outstanding shares of Common Stock of the Company following the Monterey Mergers); (ii) dividing the resulting number by the Warrant Conversion Ratio; and (iii) subtracting $.15. This adjusted Purchase Price will be reduced by an additional $.20 if during the 18 month period following the HPX Merger the closing price of the HPX Common Stock on the New York Stock Exchange does not exceed $3.00 per share for five consecutive trading days.

         5. Escrowed Shares. Upon the HPX Assumption Date and pursuant to the HPX Merger Agreement, all Exchange Shares issued in the Merger will be issued in the name of the Monterey Stockholders; provided, that HPX will hold in escrow approximately 16.5% of the Exchange Shares issued in the names of the Monterey Stockholders for issuance to Warrant holders upon exercise of the HPX Warrants, and HPX will remit the Purchase Price paid upon such exercises to the Monterey
Stockholders. Upon expiration of any unexercised HPX Warrants, HPX will distribute the Exchange Shares underlying such unexercised HPX Warrants to the Monterey Stockholders.

         6. Failure to Close Merger. In the event that the HPX Merger does not become effective, the Warrants will not be converted into HPX Warrants and no adjustment will be made to the number of shares covered by the Warrants or the Purchase Price of the Warrants; provided, that pursuant to the terms of that certain Limited Guarantee of Payment, dated as of , 1996, the Monterey Stockholders, on or before March 31, 1997, will re-contribute to the Company the amount of the Previously Taxed Earnings Distribution which would exceed the amount permitted to be distributed under the Indenture relating to the Company's 13% Senior Subordinated Notes Due 2001 (which were issued with the Warrants).

         7. Clarifications. Pursuant to Section 6.07 of the Warrant Agreement, the Warrant Agent may, without the concurrence of the Warrant holders, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections to the Warrant Agreement that are necessary to cure or correct any ambiguity or defective or inconsistent provision or clerical omission or mistake or manifest error therein contained and that are not prejudicial to the rights of the Warrant holders. The parties hereto agree that certain provisions of the Warrant Agreement are ambiguous and in need of clarification and that the Warrant Agreement is modified as follows:

                  (a) Section 3.03 of the Warrant Agreement, entitled "When No Adjustment Required," is hereby modified to provide that, following the HPX
Merger: (i) any shares of stock issued upon the exercise of options granted to HPX officers or employees prior to the Merger will not be counted in determining whether the aggregate number of shares of stock issued pursuant to any option or stock purchase agreement entered into with officers or employees of HPX following the HPX Merger exceeds 15% of the issued and outstanding HPX Common Stock as of the date of adoption of any such plans or agreements; and (ii) options granted to the Monterey Stockholders in connection with employment agreements entered into by HPX and the Monterey Stockholders following the HPX Merger will be counted against the 15% limitation referred to above only to the extent that the exercise price of such options is lower than the Purchase Price of the HPX Warrants as of the date of such option grants.

                  (b) The Warrant Agreement is hereby modified to provide that the HPX Merger constitutes the Company's "initial public offering" as that term is used in the Warrant Agreement.

         8. Successors and Assigns. This Assumption Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

         9. Captions. The captions of this Assumption Agreement are solely for the convenience of reference and shall not affect its interpretation.

         10. Counterparts. This Assumption Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         11. Governing Law. This Assumption Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona (without regard to conflict of law principles).

         12. No Other Changes. The parties acknowledge that, except as provided herein, all terms of the Warrant Agreement remain unchanged and are in full force and effect.



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
         IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have set their hands effective as of the day and year first noted above.

                                        MONTEREY MANAGEMENT, INC.,
                                        an Arizona corporation

                                        By: /s/ Larry W. Seay
                                           -------------------------------
                                        Name: Larry W. Seay
                                             -----------------------------
                                        Title: Vice President
                                              ----------------------------


                                        MONTEREY HOMES CORPORATION,
                                        an Arizona corporation

                                        By: /s/ Larry W. Seay
                                           -------------------------------
                                        Name: Larry W. Seay
                                             -----------------------------
                                        Title: Vice President
                                              ----------------------------


                                        MONTEREY MANAGEMENT-TUCSON, INC.,
                                        an Arizona corporation

                                        By: /s/ Larry W. Seay
                                           -------------------------------
                                        Name: Larry W. Seay
                                             -----------------------------
                                        Title: Vice President
                                              ----------------------------


                                        MONTEREY HOMES-TUCSON CORPORATION,
                                        an Arizona Corporation

                                        By: /s/ Larry W. Seay
                                           -------------------------------
                                        Name: Larry W. Seay
                                             -----------------------------
                                        Title: Vice President
                                              ----------------------------


                                        NORWEST BANK, MINNESOTA, NATIONAL
                                        ASSOCIATION

                                        By: /s/ Raymond S. Hamstadt
                                           -------------------------------
                                        Name: Raymond S. Hamstadt
                                             -----------------------------
                                        Title: Vice President
                                              ----------------------------
                                        5

                                  SUPPLEMENT A
                                  ------------

         Homeplex Mortgage Investments Corporation, a Maryland corporation ("HPX"), hereby agrees that it shall assume all rights, responsibilities, obligations, and liabilities of Monterey Management-Tucson, Inc., an Arizona corporation ("MMT"), and Monterey Homes-Tucson Corporation, an Arizona corporation ("MHT"), under that certain Warrant Agreement, dated as of October 17, 1994, by and among Monterey Management, Inc., an Arizona corporation (as predecessor to MMT with respect to such Warrant Agreement), Monterey Homes Corporation, an Arizona corporation (as predecessor to MHT with respect to such Warrant Agreement), and Norwest Bank, Minnesota, National Association, as Warrant Agent, and further agrees to abide by and be subject to all of the terms and conditions of the Warrant Agreement, as modified.

DATED this ____ day of ___________________ , 1996.


                                        HOMEPLEX MORTGAGE INVESTMENTS
                                        CORPORATION, a Maryland corporation


                                        By:
                                           -------------------------------
                                        Name:
                                             -----------------------------
                                        Title:
                                              ----------------------------
                                        6